                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                       FORTE SOFTWARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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
                              FORTE SOFTWARE, INC.
                              1800 HARRISON STREET
                           OAKLAND, CALIFORNIA 94612

                                 July 22, 1999

TO THE STOCKHOLDERS OF FORTE SOFTWARE, INC.

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of Forte Software, Inc. (the "Company"), which will be held at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California 94612, on Wednesday, August 18, 1999, at 11:00 a.m.

    Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

    It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

    On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          [/S/ MARTIN J. SPRINZEN]

                                          Martin J. Sprinzen
                                          PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                              FORTE SOFTWARE, INC.
                              1800 HARRISON STREET
                           OAKLAND, CALIFORNIA 94612

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 18, 1999

                            ------------------------

    The Annual Meeting of Stockholders ("Annual Meeting") of Forte (the "Company") will be held at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California 94612, on Wednesday, August 18, 1999, at 11:00 a.m. Pacific Time for the following purposes:

    1. To elect five directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

    2. To consider a proposal to amend the Forte Software, Inc. 1996 Stock Option Plan by increasing the number of available shares by 800,000;

    3. To consider a proposal to amend the Forte Software, Inc. Employee Stock Purchase Plan by increasing the number of available shares by 200,000;

    4. To consider a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending March 31, 2000; and

    5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    The foregoing items of business are more fully described in the attached Proxy Statement.

    Only stockholders of record at the close of business on July 1, 1999 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 1800 Harrison Street, 24th Floor, Oakland, California during ordinary business hours for the ten-day period prior to the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                [/S/ BOB L. COREY]

                                          Bob L. Corey
                                          SECRETARY

Oakland, California
July 22, 1999

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                              FORTE SOFTWARE, INC.
                              1800 HARRISON STREET
                           OAKLAND, CALIFORNIA 94612

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 18, 1999

                            ------------------------

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Forte Software, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California 94612, on Wednesday, August 18, 1999, at 11:00 a.m. Pacific Time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about July 23, 1999.

                               PURPOSE OF MEETING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

    The Company's Common Stock is the only type of security entitled to vote at the Annual Meeting. On July 1, 1999, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 20,461,566 shares of Common Stock outstanding. Each stockholder of record on July 1, 1999 is entitled to one vote for each share of Common Stock held by such stockholder on July 1, 1999. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

QUORUM REQUIRED

    The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

VOTES REQUIRED

    PROPOSAL 1. Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The five nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes are not counted toward a nominee's total. Stockholders may not cumulate votes in the election of directors.

    PROPOSAL 2. Approval of the amendment of the Company's 1996 Stock Option Plan requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

    PROPOSAL 3. Approval of the amendment to the Company's Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

    PROPOSAL 4. Ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending March 31, 2000 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

PROXIES

    Whether or not you are able to attend the Company's Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Company's Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposals No. 2, 3 and 4, and in the discretion of the proxy holders, as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company's principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

SOLICITATION OF PROXIES

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees, or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The directors who are being nominated for election to the Board of Directors (the "Nominees"), their ages as of June 1, 1999, their positions and offices held with the Company and certain biographical information are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The five Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

NOMINEES                                      AGE                        POSITION
----------------------------------------      ---      ---------------------------------------------
Martin J. Sprinzen......................          50   President, Chief Executive Officer and
                                                         Chairman of the Board of Directors

Bob L. Corey............................          47   Senior Vice President, Finance and
                                                         Administration, Chief Financial Officer,
                                                         Secretary and Director

Alston Gardner(1)(2)....................          43   Director

Thomas A. Jermoluk(2)...................          42   Director

William H. Younger, Jr.(1)(2)...........          49   Director

------------------------

(1) Member of Audit Committee

(2) Member of Compensation Committee

    MARTIN J. SPRINZEN co-founded the Company in February 1991 and has served as its President, Chief Executive Officer and Chairman of the Board of Directors since inception. Mr. Sprinzen also served as the Company's Secretary from inception to January 1996. From May 1988 to November 1990, Mr. Sprinzen was employed by Ingres Corp., an RDBMS company, as Executive Vice President, International Operations. From October 1986 to May 1988, Mr. Sprinzen was President and Chief Executive Officer of NASTEC, Corp., a computer-aided software engineering company. From July 1984 to October 1986, Mr. Sprinzen was employed by Ingres Corp. as Vice President, Engineering. From December 1979 to June 1984, Mr. Sprinzen was employed by Candle Corp., a mainframe software management tools company, where his last position was Vice President, Technology. Mr. Sprinzen holds a B.S. degree in electrical engineering from The Cooper Union.

    BOB L. COREY, was appointed Senior Vice President of Finance and Administration and Chief Financial Officer in May 1998. In February 1999, Mr. Corey was elected to the Board of Directors. Prior to joining Forte, Mr. Corey was Executive Vice President and Chief Financial Officer of SyQuest Technology Inc., a provider of removable storage solutions, from July 1997 to April 1998. Prior to that Mr. Corey was Vice President and Chief Financial Officer of Primavera Systems, a provider of project management software and services for PC's, from April 1996 to July 1997. From March 1993 to March 1996, Mr. Corey was Executive Vice President and Chief Financial Officer of MTI Technology Inc., a provider of storage solutions. Earlier in his career, Mr. Corey was Vice President and Controller for Ashton Tate, a provider of 19 software solutions for PC's. Mr. Corey holds a B.A. in business administration from California State University at Fullerton. Mr. Corey joined Arthur Andersen & Co. after completing college where he earned his certificate as a Certified Public Accountant.

    ALSTON GARDNER has been a director of the Company since February 1999. Mr. Gardner has served as Chief Executive Officer of OnTarget, Inc. (formerly Target Marketing Systems, Inc.), a sales training and consulting firm, since June 1989. Prior to founding Target Marketing Systems, Mr. Gardner was a consultant to technology firms. From 1977 to 1988, Mr. Gardner held various sales and sales management positions with Dun & Bradstreet Computing Services, Information Science, Automatic Data Processing and Wallace Computer Services. Mr. Gardner holds a B.A. degree from the University of North Carolina and has attended the executive programs at Harvard Business School, Stanford and the University of Virginia.

    THOMAS A. JERMOLUK has been a director of the Company since February 1996. Mr. Jermoluk currently serves as Chief Executive Officer and as Chairman of the board of directors of Excite@Home, Inc., a distributor of high-speed interactive services to residences and businesses using the cable industry's hybrid-fiber coaxial infrastructure and its own network architecture. From 1986 to 1996, Mr. Jermoluk was employed by Silicon Graphics, Inc., a manufacturer of high performance visual computing systems, as President and a member of its board of directors from 1994 to 1996, and as Chief Operating Officer from 1992 to 1996. Mr. Jermoluk's other positions at Silicon Graphics included Executive Vice President from 1991 to 1992 and Vice President/General Manager, Advanced Systems Division, from 1988 to 1991. Mr. Jermoluk holds a B.S. degree in computer science/electrical engineering and an M.S. degree in computer science from Virginia Tech.

    WILLIAM H. YOUNGER, JR., has been a director of the Company since February 1991. Mr. Younger has been a Managing Director of the general partner of Sutter Hill Ventures, a venture capital firm, since 1983. Mr. Younger currently serves as a director of Information Advantage Inc. and several private companies. Mr. Younger holds a B.S.E.E. degree from the University of Michigan and an M.B.A. from Stanford University.

    The Company currently has authorized six directors. Each director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified. The officers serve at the discretion of the Board. There are no family relationships between any of the directors or officers of the Company.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

    During the fiscal year ended March 31, 1999, the Board of Directors held four (4) meetings. For the fiscal year, each of the current directors during the term of their tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board of Directors on which each such director served. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

    During the fiscal year ended March 31, 1999, the Audit Committee of the Board of Directors met two (2) times. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the Company's auditors, the performance of the Company's auditors and the accounting practices of the Company. The members of the Audit Committee are Messrs. Gardner and Younger.

    During the fiscal year ended March 31, 1999, the Compensation Committee of the Board of Directors met one (1) time. The Compensation Committee reviews the performance and sets the compensation of the Chief Executive Officer of the Company, and approves the compensation of the other executive officers of the Company and reviews the compensation programs for other key employees, including salary and cash bonus levels. The Compensation Committee administers the 1996 Stock Option Plan, the 1997 Stock Option Plan and the Employee Stock Purchase Plan. The members of the Compensation Committee are Messrs. Gardner, Jermoluk and Younger.

DIRECTOR COMPENSATION

    Each non-employee Board member receives a retainer of $2,000 per Board meeting. The Company does not pay compensation for committee participation or special assignments of the Board of Directors.

    Non-employee Board members are also eligible for option grants pursuant to the provisions of the Automatic Option Grant Program under the Company's 1996 Stock Option Plan. Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member will be granted an option to purchase 15,000 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, each individual who continues to serve and has served as a non-employee Board member for at least six months prior to such Annual Meeting will receive an additional option grant to purchase 3,000 shares of Common Stock, whether or not such individual has been in the prior employ of the Company.

    On August 26, 1998, each of Messrs. Jermoluk and Younger was granted an option to purchase 3,000 shares of Common Stock at an exercise price of $4.06 per share under the Automatic Option Grant Program; such option shares vest over 24 months. On February 24, 1999, Mr. Gardener was granted an option to purchase 15,000 shares of Common Stock under the Automatic Option Grant Program at an exercise price of $5.31 per share; the option shares vest over 48 months.

    Directors who are also employees of the Company are eligible to receive options under the 1996 Stock Option Plan. Such employee-directors are also eligible to participate in the Company's Employee Stock Purchase Plan, provided that such employee-director does not hold an amount of Common Stock equal to or greater than five percent of the total outstanding Common Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED HEREIN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of May 31, 1999 certain information with respect to shares beneficially owned by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock, (ii) each of the Company's directors, and the executive officers named in the Summary Compensation Table and (iii) all current directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within sixty
(60) days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

                                                                                                    SHARES
                                                                                              BENEFICIALLY OWNED
                                                                                           -------------------------
                                                                                           NUMBER OF   PERCENTAGE OF
BENEFICIAL OWNER                                                                             SHARES        CLASS
-----------------------------------------------------------------------------------------  ----------  -------------
Alston Gardener(1).......................................................................      15,000            *
Thomas A. Jermoluk(2)....................................................................      27,000            *
William H. Younger, Jr.(3)...............................................................     272,602          1.3
Martin J. Sprinzen(4)....................................................................   1,668,761          8.1
Paul Butterworth(5)......................................................................     576,102          2.8
Bob L. Corey(6)..........................................................................      58,750            *
Michael Hedger...........................................................................      13,287            *
David Taber(7)...........................................................................     113,178            *
All directors and executive officers as a group (8 persons)(8)...........................   2,744,680         13.5

------------------------

 *  Less than 1% of the outstanding shares of Common Stock.

(1) Includes options immediately exercisable into 15,000 shares of Common Stock under the 1996 Stock Option Plan.

(2) Includes options immediately exercisable into 27,000 shares of Common Stock under the 1996 Stock Option Plan.

(3) Includes 93,018 shares of Common Stock held of record by Sutter Hill Ventures, a California Limited Partnership, and beneficially owned by Mr. Younger and options immediately exercisable into 9,000 shares of Common Stock under the 1996 Stock Option Plan.

(4) Includes options immediately exercisable into 285,937 shares of Common Stock under the 1996 Stock Option Plan.

(5) Includes options immediately exercisable or exercisable within 60 days of May 31, 1999 into 190,875 shares of Common Stock under the 1996 Stock Option plan. All shares beneficially owned by Paul Butterworth are held in a revocable trust dated January 3, 1996. Mr. Butterworth is the trustee of the revocable trust.

(6) Includes options immediately exercisable or exercisable within 60 days of May 31, 1999 into 58,750 shares of Common Stock under the 1996 Stock Option plan.

(7) Includes options immediately exercisable or exercisable within 60 days of May 31, 1999 into 111,250 shares of Common Stock under the 1996 Stock Option plan.

(8) Includes options immediately exercisable or exercisable within 60 days of May 31, 1999 into 697,812 shares of Common Stock under the 1996 Stock Option plan.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    The Compensation Committee as administrator of the 1996 Stock Option Plan has the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Chief Executive Officer and any other executive officer in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

    In 1997, the Company entered into agreements with its executive officers that provide for full acceleration of vesting of any executive officer's unvested option shares or restricted stock in the event such officer's employment is terminated for any reason other than cause, or the officer resigns for good reason, within 12 months following certain changes in control of the Company. "Cause" includes the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use causes material harm to the Company, conviction of or a plea of "guilty" or "no contest" to a felony, gross negligence, material failure to comply with Company policy or continued failure to perform assigned duties after receiving written notification from the Company. During the six months immediately following the change in control, "good reason" is defined as a reduction in base salary or target bonus (other than a general reduction of senior management salaries) or a relocation of the officer's principal place of work by 40 miles or more, and after the sixth month following the change in control, "good reason" also includes a material reduction in authority or responsibilities of the officer.

    The change in control agreements described above do not affect the enforceability of the change in control arrangements that were entered into in 1995, which provide for acceleration of vesting of 50% of an executive officer's unvested option shares or restricted stock in the event the officer's employment terminates for any reason other than his voluntary resignation within one year following a change in control. These arrangements will apply to the extent the 1997 agreements do not apply.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Company's Board of Directors (the "Committee") has the authority to establish the level of base salary payable to the Chief Executive Officer ("CEO") and to administer the Company's 1996 Stock Option Plan, 1997 Stock Option Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO, all other executive officers and certain other key employees of the Company.

    Subject to the Committee's approval as described in the previous sentence, the CEO has the responsibility for developing and approving the bonus programs to be in effect for all executive officers other than the CEO and other key employees each fiscal year. For fiscal 1999, the process utilized by the CEO in determining executive officer compensation levels took into account both qualitative and quantitative factors. Among the factors considered by the CEO were informal surveys conducted by Company personnel and a formal survey conducted by a consulting firm among local companies. The Committee approved the final compensation decisions concerning such officers.

    GENERAL COMPENSATION POLICY. The Committee's fundamental policy is to offer the Company's executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the CEO's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance, as well as upon his or her own level of performance. Accordingly, each executive officer's compensation package consists of: (i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

    In preparing the performance graph for this Proxy Statement, the Company has selected the Nasdaq Stock Market--U.S. Companies Index and the Nasdaq Stock Market Computer & Data Processing Index. The companies included in the formal survey utilized by the Company and the Company's informal survey are not necessarily those included in the Indices, because the latter were determined not to be competitive with the Company for executive talent or because compensation information was not available to the Company.

    BASE SALARY. The base salary for each executive officer is set on the basis of personal performance, level of experience, and the salary level in effect for comparable positions at companies that compete with the Company for executive talent.

    ANNUAL CASH BONUSES. Each executive officer has an established bonus target each fiscal year. The annual pool of bonuses for executive officers is determined on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year and a range for the executive's contribution. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives.

    LONG-TERM INCENTIVE COMPENSATION. During fiscal 1999, the Committee made option grants to Messrs. Butterworth, Corey, Hedger, Sprinzen and Taber under the 1996 Stock Option Plan. Generally, a significant grant is made in the year that an officer commences employment. Grants in subsequent years may also occur, depending on officers' performance. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual's position with the Company, the individual's potential for future responsibility and promotion, the individual's performance in the recent period and the number of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee's discretion.

    Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time. The option vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates over the option term.

    CEO COMPENSATION. The annual base salary for Mr. Sprinzen, the Company's President and CEO, was established by the Committee primarily on the basis of Mr. Sprinzen's personal performance of his duties and the salary level in effect for comparable positions at companies that compete with the Company for executive talent.

    The components of the CEO's fiscal 1999 incentive compensation were dependent upon the Company's financial performance and achievement of certain corporate objectives, and provided no dollar guarantees. The bonus paid to the CEO for fiscal 1999 was based on an incentive plan similar to the plans in place for the other officers. Specifically, a target incentive was established at the beginning of the fiscal year using an agreed-upon formula based on Company revenue and profit. Each fiscal year, the annual incentive plan is reevaluated with a new achievement threshold and new targets for revenue and profit.

    TAX LIMITATION. As a result of Federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a Federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. The stockholders approved the Company's 1996 Stock Option Plan, which includes a provision that limits the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. Accordingly, any compensation deemed paid to an executive officer when he exercises an option under the 1996 Stock Option Plan with an exercise price equal to the fair market value of the option shares on the grant date generally will qualify as performance-based compensation that will not be subject to the $1 million limitation. Since it is not expected that the cash compensation to be paid to the Company's executive officers for the 2000 fiscal year will exceed the $1 million limit, the Committee will defer any decision on whether to limit the dollar amount of the cash compensation payable to the Company's executive officers to the $1 million cap.

    OPTION REPRICING PROGRAM. Competition for skilled engineers, sales personnel and other key employees in the software industry is intense, and the use of stock options for retention and motivation of such personnel is widespread in high-technology industries. The Committee believes that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions to the success of the Company. The market price of the Common Stock decreased from a high of $81.75 in May 1996 to a low of $2.75 in October 1998. In light of this substantial decline in market price, the Committee believed that the outstanding stock options with an exercise price in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, in August 1998, the Committee approved an option repricing program under which options to acquire 542,000 shares of Common Stock that were originally issued with exercise prices ranging from $4.75 to $14.63 per share were reissued with an exercise price of $4.13 per share, the fair market value of the Common Stock at the repricing date. These options will continue to vest under the original terms of the option grant, except that no options may be exercised for a period of nine months from the repricing date. The following table sets forth information concerning options held by an executive officer that were repriced during the last ten completed fiscal years:

                           TEN-YEAR OPTION REPRICINGS

                                                                                                               LENGTH OF
                                               SECURITIES                                                       ORIGINAL
                                               UNDERLYING                                                        OPTION
                                                 NUMBER      MARKET PRICE OF   EXERCISE PRICE                TERM REMAINING
                                               OF OPTIONS   STOCK AT TIME OF     AT TIME OF         NEW        AT DATE OF
                                              REPRICED OR     REPRICING OR      REPRICING OR     EXERCISE     REPRICING OR
NAME                                 DATE      AMENDED(#)     AMENDMENT($)      AMENDMENT($)     PRICE($)      AMENDMENT
---------------------------------  ---------  ------------  -----------------  ---------------  -----------  --------------
Paul Butterworth.................    8/24/98      100,000            4.13              8.31           4.13        8.7 years
Bob L. Corey.....................    8/24/98      150,000            4.13              6.75           4.13        9.7 years
Bob L. Corey.....................    8/24/98       30,000            4.13              4.75           4.13       10.0 years
Michael Hedger...................    8/24/98       70,000            4.13              5.94           4.13        9.5 years
Michael Hedger...................    8/24/98       30,000            4.13              8.31           4.13        8.7 years
Michael Hedger(1)................    8/24/98       12,000            4.13              8.31           4.13        8.0 years
Michael Hedger(2)................    4/25/97       12,000            8.31             28.75           8.31        9.4 years
David Taber......................    8/24/98      100,000            4.13             14.63           4.13        9.0 years
David Taber......................    8/24/98       50,000            4.13              5.94           4.13        9.5 years

------------------------

(1) These options were previously repriced on April 25, 1997.

(2) These options were not exercisable for a period of one year from the repricing date.

                                          Compensation Committee

                                          Alston Gardner
                                          Thomas A. Jermoluk
                                          William H. Younger, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company's Board of Directors was formed in May 1995, and the members of the Compensation Committee are Messrs. Gardner, Jermoluk and Younger. None of these individuals was at any time during fiscal 1999, or at any other time, an officer or employee of the Company. No executive officer of the Company served as a member of the board of directors of any entity that had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                            STOCK PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between March 11, 1996 (the date the Company effected its initial public offering) and March 31, 1999 with the cumulative total return of (i) the Nasdaq Stock Market--U.S. Companies Index (the "Nasdaq Stock Market--U.S. Index") and (ii) the Nasdaq Stock Market Computer & Data Processing Index (the "Nasdaq Computer & Data Processing Index"), over the same period. This graph assumes the investment of $100.00 on March 11, 1996 in the Company's Common Stock, the Nasdaq Stock Market-- U.S. Index and the Nasdaq Computer & Data Processing Index, and assumes the reinvestment of dividends, if any.

    The comparisons shown in the graph below are based upon historical data, and the Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock. Information used in the graph was obtained from The Nasdaq Stock Market, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

       COMPARISON OF CUMULATIVE TOTAL RETURN AMONG FORTE SOFTWARE, INC.,
  THE NASDAQ STOCK MARKET-U.S. INDEX AND THE NASDAQ COMPUTER & DATA PROCESSING
                                     INDEX

                COMPARISON OF 36 MONTH CUMULATIVE TOTAL RETURN*
                          AMONG FORTE SOFTWARE, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                         NASDAQ STOCK        NASDAQ COMPUTER &
             FORTE' SOFTWARE, INC.       MARKET (U.S.)        DATA PROCESSING
3/11/96                          $100               $100                      $100
3/96                             $193               $102                      $103
3/97                             $110               $114                      $113
3/98                              $36               $172                      $197
3/99                              $22               $231                      $320

     * $100 INVESTED ON 3/11/96 IN STOCK OR INDEX--INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MARCH 31.

    The Company effected its initial public offering on March 11, 1996 at a per share price of $21.00. The closing price of Common Stock on March 12, 1996, its first day of public trading, was $38.25 per share. The graph above commences with the initial public offering price of $21.00.

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

    The following Summary Compensation Table sets forth the compensation earned for the three fiscal years ended March 31, 1999 by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Officers"), each of whose aggregate compensation for fiscal 1999 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                           COMPENSATION
                                                                                           -------------
                                                                                              AWARDS
                                                         ANNUAL COMPENSATION               -------------
                                              ------------------------------------------    SECURITIES
                                     FISCAL   SALARY      BONUS           OTHER ANNUAL      UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR    ($)(1)       ($)          COMPENSATION ($)    OPTIONS (#)     COMPENSATION ($)(2)
-----------------------------------  ------   -------  -----------      ----------------   -------------    -------------------
Martin J. Sprinzen ................   1999    285,000      129,167                0          200,000               4,147
  President and Chief Executive       1998    288,625       73,855                0                0               1,185
  Officer                             1997    250,075      112,260                0                0               2,053

Paul Butterworth ..................   1999    156,250       63,750                0          100,000(6)            1,183
  Senior Vice President, Software     1998    150,000       56,000                0          100,000               1,185
  Development and Support and Chief   1997    135,000       51,380                0                0               1,027
  System Architect

Bob L. Corey(3) ...................   1999    198,094       66,136                0          375,000(7)              465
  Senior Vice President, Finance
  and Administration, Chief
  Financial Officer and Secretary

Michael Hedger(4) .................   1999    130,176      130,176(8)       125,083(9)       162,000(10)           6,149
  Executive Vice President,           1998    152,000      102,400(8)             0          112,000(11)           3,000
  Worldwide Field Operations          1997    152,000      122,860(8)             0           12,000                 600

David Taber(5) ....................   1999    140,000       65,625                0          180,000(12)             755
  Senior Vice President, Marketing    1998     79,600       25,208                0          150,000                 252

------------------------------

    401(k) Plan.

 (2) Represents premiums for term life insurance.

 (3) Mr. Corey joined the Company in May 1998.

 (4) Mr. Hedger left the Company in January 1999.

 (5) Mr. Taber joined the Company in September 1997.

 (6) Includes 100,000 options that were repriced in August 1998. See the discussion of the option repricing program and the option repricing table in the Compensation Committee Report.

 (7) Includes 180,000 options that were repriced in August 1998. See the discussion of the option repricing program and the option repricing table in the Compensation Committee Report.

 (8) Includes sales commissions.

 (9) Includes $81,866 for reimbursement of housing expenses. The remainder represents relocation, travel, and living expenses.

 (10) Includes 112,000 options that were repriced in August 1998. See the discussion of the option repricing program and the option repricing table in the Compensation Committee Report.

 (11) Includes 12,000 options that were repriced in April 1997. See the discussion of the option repricing program and the option repricing table in the Compensation Committee Report.

 (12) Includes 150,000 options that were repriced in August 1998. See the discussion of the option repricing program and the option repricing table in the Compensation Committee Report.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the stock option grants made to each of the Named Officers in the fiscal year ended March 31, 1999. No stock appreciation rights were granted to these individuals during such year.

                                                                                                              POTENTIAL
                                                                                                           REALIZABLE VALUE
                                                                         INDIVIDUAL GRANTS                AT ASSUMED ANNUAL
                                            NUMBER OF        ------------------------------------------     RATES OF STOCK
                                           SECURITIES           % OF TOTAL                                PRICE APPRECIATION
                                           UNDERLYING         OPTIONS GRANTED    EXERCISE                 FOR OPTION TERM(3)
                                             OPTIONS           TO EMPLOYEES        PRICE     EXPIRATION   ------------------
NAME                                       GRANTED(#)        IN FISCAL YEAR(1)   ($/SH)(2)      DATE       5%($)    10%($)
----------------------------------------  -------------      -----------------   ---------   ----------   -------  ---------
Martin J. Sprinzen......................    200,000(4)              4.4%           4.00        6/9/08     503,116  1,274,994

Paul Butterworth........................    100,000(5)              2.2%           4.13       4/25/07     259,419    657,419

Bob L. Corey............................    150,000(6)              3.3%           6.75       5/13/08     636,756  1,613,664
                                             30,000(7)              0.7%           4.75        8/6/08      89,617    227,108
                                            150,000(8)              3.3%           4.13       5/13/08     389,129    986,128
                                             30,000(9)              0.7%           4.13        8/6/08      77,826    197,226
                                             15,000(10)             0.3%           5.25       2/26/09      49,525    125,507

Michael Hedger..........................     50,000(11)             1.1%           4.00        6/9/08     125,779    318,749
                                             70,000(12)             1.5%           4.13       2/10/08     181,593    460,193
                                             30,000(13)             0.7%           4.13       4/25/07      77,826    197,226
                                             12,000(14)             0.3%           4.13       9/10/06      31,130     78,890

David Taber.............................     30,000(15)             0.7%           4.75        8/6/08      89,617    227,108
                                            100,000(16)             2.2%           4.13        9/5/07     259,419    657,419
                                             50,000(17)             1.1%           4.13       2/10/08     129,710    328,709

------------------------

 (1) Based on an aggregate of 4,537,870 options granted in the 1999 fiscal year, including grants repriced on August 24, 1998.

 (2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

 (3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

 (4) These options vest ratably over 36 months commencing on June 9, 1998, except that no part of the option is exercisable until June 9, 1999.

 (5) These options vest ratably over 48 months commencing on April 25, 1997; the options were repriced August 24, 1998 and were not exercisable until May 24, 1999.

 (6) These options, granted May 13, 1998, were cancelled at the time of repricing on August 24, 1998.

 (7) These options, granted August 6, 1998, were cancelled at the time of repricing on August 24, 1998.

 (8) These options vest ratably over 48 months commencing on May 11, 1998, except that no part of the option is exercisable until May 11, 1999; the options were repriced August 24, 1998 and were not exercisable until May 24, 1999.

 (9) These options vest ratably over 36 months commencing on August 6, 1998, except that no part of the option is exercisable until August 6, 1999; the options were repriced August 24, 1998 and were not exercisable until May 24, 1999.

 (10) These options vest ratably over 48 months commencing on February 26, 1999.

 (11) These options vest ratably over 36 months commencing on June 9, 1998, except that no part of the option is exercisable until June 9, 1999.

 (12) These options vest ratably over 36 months commencing on February 10, 1998, except that no part of the option is exercisable until February 10, 1999; the options were repriced August 24, 1998 and were not exercisable until May 24, 1999.

 (13) These options vest ratably over 48 months commencing on April 25, 1997; the options were repriced August 24, 1998 and were not exercisable until May 24, 1999.

 (14) These options vest ratably over 60 months commencing on September 10, 1996; the options were repriced August 24, 1998 and were not exercisable until May 24, 1999.

 (15) These options vest ratably over 36 months commencing on August 6, 1998, except that no part of the option is exercisable until August 6, 1999.

 (16) These options vest ratably over 48 months commencing on September 5, 1997, except that no part of the option is exercisable until September 5, 1998; the options were repriced August 24, 1998 and were not exercisable until May 24, 1999.

 (17) 50% of these options vest on February 10, 1999, and the remaining options vest ratably over 24 months commencing February 10, 1999.

    The following table sets forth information concerning option exercises in fiscal 1999 and option holdings as of the end of fiscal 1999 with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                             VALUE
                                           REALIZED            NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                         (MARKET PRICE        UNDERLYING UNEXERCISED               IN-THE-MONEY OPTIONS
                             SHARES       AT EXERCISE          OPTIONS AT FY-END(#)                   AT FY-END($)(2)
                           ACQUIRED ON   LESS EXERCISE   ---------------------------------   ---------------------------------
NAME                       EXERCISE(#)   PRICE)(1)($)    EXERCISABLE(3)   UNEXERCISABLE(3)   EXERCISABLE(3)   UNEXERCISABLE(3)
-------------------------  -----------   -------------   --------------   ----------------   --------------   ----------------
Martin J. Sprinzen.......    179,685        607,732              --           285,937                --           465,164
Paul Butterworth.........         --             --         148,166            86,459           420,778           162,109
Bob L. Corey.............         --             --             313           194,687                --            90,000
Michael Hedger...........     80,875        229,924              --                --                --                --
David Taber..............         --             --          64,584           115,416            32,292            42,708

------------------------

(1) Upon exercise of the options, an option holder did not necessarily receive the amount reported above under the column "Value Realized." The amounts reported above under the column "Value Realized" merely reflect the amount by which the fair market value of the Common Stock of the Company on the date the option was exercised exceeded the exercise price of the option. The option holder does not realize any cash until the shares of Common Stock issued upon exercise of the options are sold.

(2) Based on the closing price of the Company's Common Stock at fiscal year-end ($4.63) less the exercise price payable for such shares.

(3) Certain of the options listed in the table are immediately exercisable. Any shares purchased under such options before they have vested will be subject to repurchase by the Company at the original exercise price per share upon the optionee's cessation of service. The remaining options listed in the table become exercisable in installments.

                                 PROPOSAL NO. 2
                      AMENDMENT TO 1996 STOCK OPTION PLAN

    At the Annual Meeting, the Company's stockholders will be asked to consider and vote upon a proposal to amend the Forte Software, Inc. 1996 Stock Option Plan (the "1996 Plan") to increase the number of shares available for issuance by 800,000.

    The following summary of the 1996 Plan is qualified, in its entirety, by reference to the 1996 Plan. Copies of the text of the 1996 Plan may be obtained by a stockholder upon written request to the Secretary of the Company at the executive offices in Oakland, California.

    SHARES RESERVED FOR GRANTS. The 1996 Plan was adopted by the Board of Directors and approved by the stockholders in January 1996. Originally, 4,860,185 shares of Common Stock were authorized for issuance under the 1996 Plan. If Proposal No. 2 is approved, this number will be increased to 5,660,185 shares. Shares of Common Stock subject to outstanding options that expire or terminate prior to exercise will be available for future issuance under the 1996 Plan. As of May 31, 1999, options covering 2,565,354 shares were outstanding under the Plan, and 552,895 shares remained available for future option grants. The expiration dates for these options range from 2005 to 2009.

    ELIGIBILITY. Under the 1996 Plan, employees (including officers) and consultants may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock. Non-employee members of the Board of Directors are eligible solely for automatic option grants under the 1996 Plan, as described below.

    ADMINISTRATION. The 1996 Plan is administered by the Compensation Committee of the Board. The Compensation Committee has complete discretion to determine who is to receive option grants, the number of shares subject to each grant, the status of any granted option as either an incentive option or a non-statutory option under the Federal tax laws, the vesting schedule to be in effect for each option grant and the term for which each granted option is to remain outstanding. In no event, however, may any one participant in the 1996 Plan acquire shares of Common Stock under the 1996 Plan in excess of two million shares or, if less, 50% of the total share reserve. The Compensation Committee also has the authority to effect, from time to time, the cancellation of outstanding options under the 1996 Plan in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    EXERCISE PRICE. The minimum exercise price of an incentive option is 100% of the fair market value of the underlying shares on the grant date, and the minimum exercise price of a non-statutory option is 85% of the fair market value of the shares on the grant date. The exercise price may be paid in cash or in outstanding shares of Common Stock. Options may also be exercised through the same-day sale of the purchased shares. The Compensation Committee may permit the optionee to pay the exercise price through a promissory note payable in installments over a period of years. The amount financed may include any Federal or state income and employment taxes incurred by reason of the option exercise.

    STOCK APPRECIATION RIGHTS. Options granted under the 1996 Plan may include a limited stock appreciation right. Such a right provides that, upon the acquisition of 50% or more of the Company's outstanding voting stock pursuant to a hostile tender offer, such option, if outstanding for at least six months, will automatically be cancelled in exchange for a cash distribution based upon the tender offer price. Options granted under the 1996 Plan may also include a regular stock appreciation right. Such a right provides that such option may be cancelled in exchange for a distribution in cash or stock based upon the fair market value of the underlying shares, subject to the approval of the Compensation Committee.

    ACCELERATED VESTING. In the event that the Company is acquired by merger, consolidation or asset sale, the shares of Common Stock subject to each option outstanding at the time under the 1996 Plan will immediately vest in full, except to the extent that the Company's repurchase rights with respect to those shares are to be assigned to the acquiring entity, and options will accelerate to the extent not assumed by the acquiring entity. The Compensation Committee also has discretion to provide for full or partial acceleration of one or more outstanding options under the 1996 Plan and the vesting of shares subject to outstanding options upon the occurrence of certain hostile tender offers. Such accelerated vesting may be conditioned upon the subsequent termination of the affected optionee's service.

    AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS. Under the automatic grant program, each non-employee director will receive an automatic option grant for 15,000 shares of Common Stock at the time of joining the Board. In addition, at each annual stockholders' meeting, each non-employee director will automatically be granted an option to purchase 3,000 shares of Common Stock, provided such individual has served on the Board for at least six months prior to such meeting. Each option will have an exercise price equal to the fair market value of the Common Stock on the automatic grant date and a maximum term of 10 years, subject to earlier termination if the optionee's Board service ends.

    The option will be immediately exercisable for all of the shares, but the shares will be subject to repurchase at the original cost. The repurchase right will lapse and the optionee will vest in the initial grant in a series of 48 monthly installments over the optionee's period of Board service, beginning on the grant date. The optionee will vest in the annual grant in a series of 24 monthly installments beginning on the grant date. However, vesting of the shares will automatically accelerate upon
(a) an acquisition of the Company by merger, consolidation or asset sale, (b) a hostile take-over of the Company effected by a tender offer for more than 50% of the outstanding voting stock or a proxy contest for Board membership or (c) the death or disability of the optionee while serving as a Board member. In the event that more than 50% of the Company's outstanding voting stock is acquired pursuant to a hostile tender offer, each automatic option grant that has been outstanding for at least six months may be surrendered to the Company in return for a cash distribution from the Company based upon the tender offer price per share of Common Stock.

    AMENDMENT OF PLAN. The Board may amend or modify the 1996 Plan at any time. The 1996 Plan terminates upon the earliest of (a) January 31, 2006, (b) the date on which all shares available for issuance under the 1996 Plan have been issued pursuant to the exercise of the options granted under the Plan or (c) the termination of all outstanding options in connection with certain corporate transactions. Upon a termination, all options then outstanding will remain in effect in accordance with their terms.

    FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. The following is a general description of certain federal income tax consequences of the 1996 Plan. This description does not purport to be complete.

    Neither the optionee nor the Company incurs any federal tax consequences as a result of the grant of an option. The optionee has no taxable income upon exercising an incentive stock option (except that the alternative minimum tax may apply), and the Company receives no deduction when an incentive stock option is exercised. Upon exercising a nonstatutory stock option, the optionee generally must recognize ordinary income equal to the "spread" between the exercise price and the fair market value of Common Stock on the date of exercise; the Company ordinarily will be entitled to a deduction for the same amount. In the case of an employee, the option spread at the time a nonstatutory stock option is exercised is subject to income tax withholding, but the optionee generally may elect to satisfy the withholding tax obligation by having shares of Common Stock withheld from those purchased under the nonstatutory stock option. The tax treatment of a disposition of option shares acquired under the Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonstatutory stock option. The Company is not entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods have been satisfied.

    If the exercisability of an option or stock appreciation right is accelerated as a result of a change of control, all or a portion of the value of the option or stock appreciation right at that time may be a parachute payment for purposes of the excess parachute provisions of the Code. Those provisions generally provide that if parachute payments equal or exceed three times an employee's average compensation for the five tax years preceding the change of control, the Company loses its deduction and the recipient is subject to a 20% excise tax with respect to the amount of the parachute payments in excess of one times such average compensation.

    NEW PLAN BENEFITS. Awards under the 1996 Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 1996 Plan. To date, no grants have been made under the 1996 Plan with respect to the additional 800,000 shares that are subject to the approval of Proposal No. 2.

RECOMMENDATION OF THE BOARD OF DIRECTORS.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN.

                                 PROPOSAL NO. 3
                   AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

    At the Annual Meeting, the Company's stockholders will be asked to consider and vote upon a proposal to amend the Forte Software, Inc. Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares available for issuance by 200,000.

    The Purchase Plan was adopted by the Board of Directors and approved by the stockholders in January 1996. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to meet the requirements of an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code (the "Code"). The Company also maintains the International Employee Stock Purchase Plan ("International Purchase Plan"), pursuant to which eligible individuals employed outside the United States by one of the Company's foreign subsidiaries may purchase shares of Common Stock.

    The following summary of certain Purchase Plan provisions is qualified, in its entirety, by reference to the Purchase Plan. Copies of the Purchase Plan document may be obtained by a stockholder upon written request to the Secretary of the Company at the executive offices in Oakland, California.

    PURPOSE. The purpose of the Purchase Plan is to provide employees of the Company and designated parent or subsidiary corporations (collectively, "Participating Companies") an opportunity to participate in the ownership of the Company by purchasing Common Stock of the Company through payroll deductions.

    The Purchase Plan is intended to benefit the Company as well as its stockholders and employees. The Purchase Plan gives employees an opportunity to purchase shares of Common Stock at a favorable price. The Company believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the profitability of the Company. Finally, the Company will benefit from the periodic investments of equity capital provided by participants in the Purchase Plan.

    ADMINISTRATION. The Purchase Plan is administered by the Compensation Committee of the Board. All costs and expenses incurred in plan administration will be paid by the Company without charge to participants. All cash proceeds received by the Company from payroll deductions under the Purchase Plan will be credited to a non-interest bearing book account.

    SHARES AND TERMS. The stock issuable under the Purchase Plan is the Company's authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock that may be issued in the aggregate under the Purchase Plan and the International Purchase Plan is 900,000 (including the 200,000 shares subject to this proposal), adjusted as described in the "Adjustment" section of this description. Common Stock subject to a terminated purchase right will be available for purchase pursuant to purchase rights subsequently granted.

    ADJUSTMENTS. If any change in the Common Stock occurs (through recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration), appropriate adjustments will be made by the Company to the class and maximum number of shares subject to the Purchase Plan, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

    ELIGIBILITY. Generally, any individual who is customarily employed by a Participating Company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the Purchase Plan. Approximately 400 employees (including 4 executive officers) were eligible to participate in the Purchase Plan as of May 31, 1999.

    OFFERING PERIODS. The Purchase Plan is implemented by offering periods that generally have a duration of 24 months; each offering period is comprised of a series of one or more successive purchase periods, which will have a duration of six months. The first offering period began on the date of execution of the underwriting agreement in connection with the Company's initial public offering and ended on April 30, 1998; the next offering period commenced on May 1, 1998 and will end on the last business day in April 2000, unless terminated earlier. The Committee in its discretion may vary the beginning date and ending date of the offering periods, provided that no offering period may exceed 24 months in length, except for the initial offering period.

    The participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the participant's entry date into an offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

    PURCHASE PRICE. The purchase price per share under the Purchase Plan is 85% of the lower of (a) the fair market value of a share of Common Stock on the first day of the applicable offering period or, if later, the participant's entry date into the offering period, or (b) the fair market value of a share of Common Stock on the purchase date. If a participant's entry date is on a day other than the first day of an offering period, the clause (a) amount will in no event be less than the fair market value of the shares on the first day of such offering period. Generally, the fair market value of the Common Stock on a given date is the closing price of the Common Stock, as reported on The Nasdaq System National Market System. The market value of the Common Stock, as reported on The Nasdaq National Market as of May 28, 1999, was $5.75 per share.

    LIMITATIONS. The plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

        1. No purchase right will be granted to any person who immediately thereafter would own, directly or indirectly, stock or hold outstanding options or rights to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any of its parent or subsidiary corporations.

        2. In no event will a participant be permitted to purchase more than 500 shares on any one purchase date.

        3. The right to purchase Common Stock under the Purchase Plan (or any other employee stock purchase plan that the Company or any of its subsidiaries may establish) in an offering intended to qualify under Section 423 of the Code may not accrue at a rate that exceeds $25,000 in fair market value of such Common Stock (determined at the time such purchase right is granted) for any calendar year in which such purchase right is outstanding.

    The purchase right will be exercisable only by the participant during the participant's lifetime and will not be assignable or transferable by the participant.

    PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS. Payment for shares by participants will be by accumulation of after-tax payroll deductions during the purchase period. The deductions may not exceed 10% of a participant's cash compensation paid during a purchase period. Cash compensation includes regular base pay, any pre-tax contributions made by a participant to any Code section 401(k) plan or section 125 cafeteria benefit program plus any of the following amounts to the extent paid in cash: overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments. However, cash compensation does not include any contributions made on a participant's behalf by the Company or any corporate affiliate to any deferred compensation plan or welfare benefit program (other than a section 401(k) or 125 plan) now or hereafter maintained by the Company.

    The participant will receive a right for each offering period in which he or she participates to purchase up to the number of shares of Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the "Limitations" section). No fractional shares may be purchased. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for the subsequent purchase period.

    TERMINATION OR CHANGE TO PAYROLL DEDUCTIONS. A purchase right will terminate at the end of the offering period or earlier if (a) the participant terminates employment, and then any payroll deductions that the participant may have made with respect to a terminated purchase right will be refunded, or (b) the participant elects to withdraw from the Purchase Plan. Any payroll deductions that the participant may have made with respect to a terminated purchase right under clause (b) will be refunded unless the participant elects to have the funds applied to the purchase of shares on the next purchase date. He or she may decrease his or her deductions once during a purchase period.

    AMENDMENT OR TERMINATION. The Purchase Plan will continue in effect until the earliest of (a) the last business day in October 2006, (b) the date on which all shares available for issuance under the Purchase Plan have been issued or
(c) a Corporate Transaction, unless the Purchase Plan is earlier terminated by the Board in its discretion.

    The Board may at any time alter, amend, suspend or discontinue the Purchase Plan, provided that, without the approval of the stockholders, no such action may (a) alter the purchase price formula so as to reduce the purchase price payable for shares under the Purchase Plan, (b) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant, or (c) materially increase the benefits accruing to participants under the Purchase Plan or materially modify the eligibility requirements.

    In addition, the Company has specifically reserved the right, exercisable in the sole discretion of the Board, to terminate the Purchase Plan immediately following any six-month purchase period. If such right is exercised by the Board, then the Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised, and no further payroll deductions will thereafter be collected under the Purchase Plan.

    CORPORATE TRANSACTION. In the event of (a) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company (a "Corporate Transaction"), each purchase right under the Purchase Plan will automatically be exercised immediately before consummation of the Corporate Transaction as if such date were the last purchase date of the offering period. The purchase price per share will be equal to 85% of the lower of the (a) fair market value per share of Common Stock on the start date of the offering period (or on the participant's entry date, if later) or
(b) the fair market value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. If a participant's entry date is not the first day of the offering period, the clause (a) amount will in no event be less than the fair market value of such shares on the first day of the offering period. Any payroll deductions not applied to such purchase will be promptly refunded to the participant.

    The grant of purchase rights under the Purchase Plan will in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

    PRORATION OF PURCHASE RIGHTS. If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the Purchase Plan, the Committee will make a pro rata allocation of the shares remaining.

    FEDERAL INCOME TAX CONSEQUENCES. The following is a general description of certain federal income tax consequences of the Purchase Plan. This description does not purport to be complete.

    The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. No income is recognized by a participant at the time a right to purchase shares is granted. Likewise, no taxable income is recognized at the time of the purchase, even though the purchase price reflects a discount from the market value of the shares at that time.

    A participant must recognize taxable income upon a disposition of shares acquired under the Purchase Plan. The tax treatment may be more favorable if the disposition occurs after the holding-period requirements of section 423 have been satisfied (a "qualifying disposition"). To satisfy the holding-period requirements of section 423, shares acquired under the Purchase Plan cannot be disposed of within two years after the first day of the offering period during which the shares were purchased (or within two years after the participant's entry date, if that date is later than the beginning of the offering period) nor within one year after the shares were purchased. The U.S. income tax consequences of a qualifying disposition are follows:

    - The participant recognizes ordinary income equal to the lower of (a) the excess of the fair market value of the shares on the date of the disposition over the purchase price or (b) 15% of the fair market value of the shares on the first day of the applicable offering period (or on the participant's entry date, if that date is later than the first day of the offering period and if the market value is higher on that date). The Company will not be entitled to any deduction under these circumstances.

    - The excess, if any, of the fair market value of the shares on the date of the disposition over the sum of the purchase price plus the amount of ordinary income recognized (as described above) will be taxed as a long-term capital gain. If a taxable disposition produces a loss (i.e., the fair market value of the shares on the date of the disposition is less than the purchase price) and the disposition involves certain unrelated parties, then the loss will be a long-term capital loss.

    A participant who disposes of shares acquired under the Purchase Plan without meeting the holding-period requirements makes a disqualifying disposition of such shares. The U.S. income tax consequences of a disqualifying disposition are as follows:

    - The entire difference between the purchase price and the market value of the shares on the date of purchase will be taxed to the participant as ordinary income in the year of disposition. The Company will be entitled to a deduction for the same amount, subject to certain conditions.

    - The excess, if any, of the market value of the shares on the date of disposition over their market value on the date of purchase will be taxed as a capital gain (long-term or short-term, depending on how long the shares have been held). If the value of the shares on the date of disposition is less than their value on the date of purchase, then the difference will result in a capital loss (long-term or short-term, depending on the holding period), provided the disposition involves certain unrelated parties. Any such loss will not affect the ordinary income recognized upon the disposition.

    NEW PURCHASE PLAN BENEFITS. Since purchase rights are subject to discretion, including an employee's decision not to participate in the Purchase Plan, awards under the Purchase Plan for the current fiscal year are not determinable. No purchase rights have been granted with respect to the additional 200,000 shares for which approval is requested.

RECOMMENDATION OF THE BOARD OF DIRECTORS.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

                                 PROPOSAL NO. 4
                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

    The Company is asking the stockholders to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending March 31, 2000. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company's and its stockholders' best interests. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

    During the fiscal year ended March 31, 1999, the Company loaned Martin J. Sprinzen, the Company's President and Chief Executive Officer, a total of $1,600,000. Of this amount, $1,000,000 was repaid during fiscal 1999. This full-recourse debt is collateralized at 140% of the loan value by shares of Common Stock of the Company held by Mr. Sprinzen. The loan is due and payable to the Company in August 2000 and accrues interest at the rate of 7.5% per annum. As of March 31, 1999, the total outstanding debt plus accrued and unpaid interest was $700,000.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their transactions in the Common Stock and their Common Stock holdings for the fiscal year ending March 31, 1999 and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than 10% stockholders.

                                   FORM 10-K

    THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL 1999, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO FORTE SOFTWARE, INC., 1800 HARRISON STREET, 7TH FLOOR, OAKLAND, CALIFORNIA 94612, ATTN: MARY LLEWELLYN, INVESTOR RELATIONS.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    Stockholder proposals that are intended to be presented at the 2000 Annual Meeting that are eligible for inclusion in the Company's proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than April 28, 2000 in order to be included. Such stockholder proposals should be addressed to Forte Software, Inc.

                                 OTHER MATTERS

    The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                                [/S/ BOB L. COREY]

                                          Bob L. Corey
                                          SECRETARY

Oakland, California
July 22, 1999

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

 THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

                                 DETACH HERE

                                   PROXY

                            FORTE SOFTWARE, INC.

               ANNUAL MEETING OF STOCKHOLDERS, AUGUST 18, 1999

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            FORTE SOFTWARE, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on August 18, 1999 and the Proxy Statement and appoints Martin J. Sprinzen and Bob L. Corey, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Forte Software, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at the Lakeview Club, 300 Lakeside Drive, 28th Floor, Oakland, California 94612 on Wednesday, August 18, 1999, at 11:00 a.m., local time and at any adjournment or postponement thereof (the "Annual Meeting"), with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE                                               SEE REVERSE SIDE

                                 DETACH HERE

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS a vote FOR each of the nominees listed below and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified below. This Proxy will be voted For the election of the nominees listed below and FOR the other proposal if no specification is made.

1. To elect the following directors to serve for a term ending upon the 2000 Annual Meeting of Stockholders or until their successors are elected and qualified:

      NOMINEES: Martin J. Sprinzen, William H. Younger, Jr., Thomas A. Jermoluk,
                Alston Gardner and Bob L. Corey

      FOR ALL NOMINEES / /         / / WITHHELD FROM ALL NOMINEES

      / /_________________________________________________
         For all nominees, except for any nominee(s) whose name is written in the space provided above

     MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW / /

2. To approve an amendment to the Company's 1996 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 800,000 shares.

              FOR        AGAINST        ABSTAIN
              / /          / /            / /

3. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 200,000 shares.

              FOR        AGAINST        ABSTAIN
              / /          / /            / /

4. To ratify the appointment of Ernst & Young LLP as the Company's Independent auditors for the fiscal year ending March 31, 2000.

              FOR        AGAINST        ABSTAIN
              / /          / /            / /

5. To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

   Please sign your name and date this Proxy.

Signature:________________ Date:______   Signature:________________ Date:______